UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 8, 2008
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
(Exact name of Registrant as Specified in its Charter)

Maryland	001-13417	13-3950486

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
200 Metroplex Drive, Suite 100, Edison, New Jersey 08817
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code (732) 548-0101
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURE

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On November 4, 2005, Hanover Capital Mortgage Holdings, Inc. (the “Company”) completed a private placement of $20 million of trust preferred securities (the “Securities”) through Hanover Statutory Trust II (the “Trust”), a statutory trust formed by the Company for that purpose. In connection with that issuance, the Company entered into a Purchase Agreement dated November 4, 2005, among the Company, the Trust and Citigroup Global Markets, Inc., and an Amended and Restated Declaration of Trust, dated November 4, 2005, among the Company and Wilmington Trust Company (“WTC”), as Delaware trustee and as institutional trustee pursuant to which the Securities were issued. The proceeds from the sale of the Securities were used by the Trust to purchase from the Company $20,619,000 in aggregate principal amount of the Company’s junior subordinated notes due 2035 (the “Notes”). The Notes were issued pursuant to a junior subordinated indenture (the “Indenture”), dated November 4, 2005, by and between the Company and WTC.
     On October 8, 2008, the Company provided WTC with notice that, pursuant to Section 2.11 of the Indenture, it elected to defer the next payment of interest on the Securities, for the quarterly interest payment due on October 31, 2008.
     The Company has the right, pursuant to Section 2.11 of the Indenture, upon appropriate notice, to defer the payment of interest for a period (the “Extension Period”) of up to four (4) consecutive quarterly interest periods, so long as no Event of Default has occurred and is continuing, subject to certain other restrictions set forth in Section 3.08 of the Indenture.
     Section 5.01(c) of the Indenture clarifies that if interest payments are being deferred during an Extension Period, this shall not constitute an Event of Default under the Indenture.
[signature on following page]

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
Date: October 14, 2008	By:	/s/ Harold F. McElraft
Harold F. McElraft
Chief Financial Officer and Treasurer